Exhibit 99.1

Dana Prices $300 Million in Senior Notes Offering

MAUMEE, Ohio, November 5, 2019/PRNewswire/ – Dana Incorporated (NYSE: DAN) (“Dana”) today announced that it has priced its previously announced offering of senior unsecured notes of $300 million at 5.375% due 2027.

The company intends to use the net proceeds from the offering, together with cash on hand, to purchase in the company’s previously announced tender offer, or redeem, all of the company’s outstanding 6.000% Senior Notes due 2023 and to pay related fees and expenses.

Citigroup Global Markets Inc.; Barclays Capital Inc.; BMO Capital Markets Corp., BofA Securities, Inc.; Credit Suisse Securities (USA) LLC; Goldman Sachs & Co. LLC; J.P. Morgan Securities LLC; Mizuho Securities USA LLC; and RBC Capital Markets, LLC are acting as joint-bookrunning managers in the offering.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates, and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions for vehicles and machinery. The company’s portfolio improves the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. From axles, driveshafts, and transmissions to electrodynamic, thermal, sealing, and digital solutions, the company enables the propulsion of conventional, hybrid, and electric- powered vehicles by supplying nearly every vehicle manufacturer in the world.

Founded in 1904, Dana employs more than 37,000 people who are committed to delivering long-term value to customers. Based in Maumee, Ohio, USA, and with locations in 33 countries across six continents, the company reported sales of $8.1 billion in 2018. Having established a dynamic, high-performance culture, the company has been recognized globally as a top employer, with significant honors in Asia, India, Italy, Mexico, and the United States.

Media Contact: Jeff Cole +1-419-887-3535 jeff.cole@dana.com	Investor Contact: Craig Barber +1-419-887-5166 craig.barber@dana.com